Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 23, 2025, except for Note 24 and 25, as to which the date is October 27, 2025, Note 1, 9 and 25, as to which the date is January 28, 2026, to reflect the effects of share split, in the Registration Statement on Form F-1/A (the “Form F-1/A”) of V Capital Consulting Group Limited, relating to the audit of the combined and consolidated statement of financial position of V Capital Consulting Group Limited and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2024, and the related combined and consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-years period ended December 31, 2024, and the related notes.

We hereby also consent to the inclusion of our review of the interim financial information report dated October 27, 2025, except for Note 1, 9 and 23, as to which the date is January 28, 2026 to reflect the effects of share split, in the Form F-1/A of the Company, relating to the unaudited interim condensed combined and consolidated statement of financial position of the Company as of June 30, 2025, and the related unaudited interim condensed combined and consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six-month periods ended June 30, 2024 and 2025, and the related notes.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 31, 2026	Certified Public Accountants
PCAOB ID: 1171